Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Share Incentive Plan of Fiverr International Ltd. of our reports dated February 17, 2022, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
February 17, 2022